Exhibit 99.1

CONTACT:   Connie Hamblin                                                                    RELEASE:  July 21, 2011

                        (616) 772-1800

GENTEX REPORTS RECORD SECOND QUARTER
NET SALES AND NET INCOME

ZEELAND, Michigan, July 21, 2011 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and camera-based driver-assist systems for the automotive industry, commercial fire protection products and dimmable aircraft windows, today reported record financial results for the second quarter and first six months of 2011.

For the second quarter of 2011, the Company’s record net sales for any second quarter increased by 21 percent to $243.0 million compared with $201.6 million in the second quarter of 2010.  Net sales during the second quarter of 2011 were negatively impacted by approximately $17 million, due to reduced production at certain Japanese automakers as a result of the March 11, 2011, earthquake and tsunami in Japan.  The gross profit margin decreased on a quarter-over-quarter basis from 36.7 percent in the second quarter of 2010 to 35.2 percent in the second quarter of 2011, primarily due to annual customer price reductions and costs associated with supply chain constraints on certain automotive-grade electronic components.

      For the first six months of 2011, the Company’s record net sales for the first six months of any year increased by 28 percent to $493.9 million compared with $387.3 million in the first six months of 2010.  The gross profit margin decreased from 36.8 percent for the first six months of 2010 to 35.6 percent for the first six months of 2011, primarily due to the impact of annual automotive customer price reductions and costs associated with supply chain constraints on certain automotive-grade electronic components, partially offset by the Company’s ability to leverage fixed overhead costs.

      Despite increased supply chain costs resulting, in part, from the March 11 events in Japan, the Company reported that record second quarter net income increased by 13 percent to $38.5 million for the second quarter of 2011, compared with net income of $34.1 million in the second quarter of 2010, primarily due to increased net sales and gross profit.  For the first six months of 2011, record net income for the first six months of any year of $80.8 million increased 21 percent compared with net income of $66.5 million for the first six months of 2010.  The increase in net income for the first six months of 2011 compared with the first six months of 2010 was primarily due to increased net sales and gross profit.

   Earnings per diluted share were 27 cents in the second quarter of 2011 compared with 24 cents per share in the second quarter of 2010.  Earnings per diluted share were 56 cents for the first six months of 2011, compared with 47 cents per share in the first six months of 2010.

“We’re pleased to report a record second quarter,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer.  “We posted a 21 percent increase in net sales quarter-over-quarter, despite the negative impact of lost revenues as a result of the March 11 earthquake and tsunami in Japan.  Fortunately, we believe we are seeing those automakers’ manufacturing plants coming back on line and starting to ramp production in the third quarter of 2011.

“Based on IHS Automotive’s July 2011 forecast for light vehicle production, it appears that the automotive production issues related to the earthquake and tsunami are largely behind us, and our customers in Japan appear to be ramping up their production schedules in the third quarter.  We currently expect to see some of the highest mirror production numbers in the Company’s history in the third quarter,” said Bauer.

      Rear Camera Display Update

Gentex Senior Vice President Enoch Jen said that in early July 2011, the U.S. Department of Transportation (DOT) posted an update on its web site related to the timing of certain events associated with the Kids Transportation Safety Act (KTSA) and the pending requirement that all vehicles in the United States will be required to be equipped with cameras and rear camera displays by September 2014 [based on the December 3, 2010, Notice of Proposed Rulemaking (NPRM) issued by the National Highway Traffic Safety Administration (NHTSA)].

“The DOT stated that the final rule related to the KTSA is scheduled to go to the Office of the Secretary of Transportation (OST) by August 8, 2011, and to the Office of Management and Budget (OMB) by September 24, 2011,” said Jen.  “It further stated that the rule will receive clearance from the OMB by December 23, 2011, and that the publication date of the final rule will be by December 31, 2011.  This is the most current information available to us with respect to the timing of the final rule,” said Jen.  This information is available on the DOT’s web site at http://regs.dot.gov/rulemakings/201107/report.htm#64.

As previously announced, the Company’s solution to meet the pending KTSA requirement is its Rear Camera Display (RCD) Mirrors, which display high-resolution, color images of the area directly behind the vehicle via an automaker-specified camera.

      Jen said that the Company continues to believe that RCD Mirrors will likely be implemented in three overlapping phases (based on the December 7, 2010, NPRM issued by NHTSA);

1.    Market-Driven Phase: time period prior to any legislation through NHTSA’s NPRM on December 7, 2010;

2.    “Wait and See” Phase: period of time from when the legislation was signed into law on February 28, 2008, until the final rule is issued, which currently is expected by December 31, 2011; and

3.    Implementation Phase: from the time the final rule is issued until September of 2014, when 100 percent of all vehicles in the U.S. under 10,000 lbs. will be required to be equipped with rear cameras and displays.

He said that the Company still believes that the market for camera displays in vehicles will be divided into two primary market segments:

1.    Top 15-20 Percent: The top 15-20 percent of the vehicle market will primarily offer the display for a rear camera in the navigation system, with the option of purchasing an RCD Mirror, and

2.    Rest of the market:  The rest of the market is the most likely market area to offer the camera display in the mirror or in other multi-purpose displays in the vehicle in a number of different locations, including the radio, instrument panel, console, etc.   This is the segment of the market with the greatest volume potential, but also has the greatest and increasing competition.

      “We are in the early stages of the implementation phase of this regulation and many automakers are revisiting any decisions that may have been made prior to the December 7, 2010, NPRM,” said Jen.  “There continue to be many uncertainties surrounding the prospects for RCD Mirror unit shipments.”

      Update on Plans for Capital Spending and Hiring in 2011

     The Company has historically expanded its plant capacity on a step-function basis every five to six years.  In light of strong customer demand for our auto-dimming mirrors and a more complex product mix, the Company has been increasing its production line and facility capacity.  Production lines for auto-dimming mirrors with advanced electronic features such as RCD and SmartBeam® are more complex and require additional equipment.

According to Jen, “For calendar year 2011, we now estimate that our 2011 capital expenditures will be approximately $100-$115 million, primarily due to increased production line equipment purchases of approximately $70-$80 million and new facility costs of approximately $30-$35 million to increase production plant capacity.  Depreciation and amortization expense for 2011 is now estimated at $41-$44 million.”

The new facility costs are intended to increase plant capacity in the electronic assembly, final assembly, rear camera display and exterior mirror manufacturing areas.

Gentex currently is working to fill a significant number of manufacturing and technical positions, primarily in the electrical and software development and engineering areas.  Additional information is available at http://www.gentex.com/corp_jobs.html.

Unit Shipments and Net Sales

Total auto-dimming mirror unit shipments increased by 22 percent in the second quarter of 2011 compared with the second quarter last year.  Automotive net sales increased by 21 percent from $196.4 million in the second quarter of 2010 to $238.2 million in the second quarter of 2011.

 Automatic-dimming mirror unit shipments increased by 21 percent in North America in the second quarter of 2011 compared with the same quarter last year, primarily as a result of increased mirror unit shipments to domestic automakers.  North American light vehicle production increased by one percent in the second quarter of 2011 compared with the same prior-year quarter.

Automatic-dimming mirror unit shipments to offshore customers increased by 22 percent in the second quarter of 2011, compared with the same quarter last year.  The increase in unit shipments was primarily due to increased mirror unit shipments to certain European and Korean automakers.  Light vehicle production in Europe increased by four percent in the second quarter of 2011, and decreased by 22 percent in Japan and Korea in the second quarter of 2011, compared with the same period last year.

Total auto-dimming mirror unit shipments increased by 28 percent in the first six months of 2011 compared with the first six months last year.  Automotive net sales increased by 28 percent from $377.9 million in the first six months of 2010 to $484.5 million in the first six months of 2011.

 Automatic-dimming mirror unit shipments increased by 31 percent in North America in the first six months of 2011 compared with the first six months of 2010, primarily as a result of increased mirror unit shipments to the domestic automakers.  North American light vehicle production increased by eight percent in the first six months of 2011 compared with the same prior-year period.

 Automatic-dimming mirror unit shipments to offshore customers increased by 26 percent in the first six months of 2011 compared with the same period last year.  The increase in unit shipments was primarily due to increased mirror unit shipments to certain European automakers.  Light vehicle production in Europe increased by eight percent in the first six months of 2011, and decreased by 19 percent in Japan and Korea in the first six months of 2011, compared with the same period last year.

Other net sales decreased by seven percent to $4.8 million for the second quarter of 2011 compared with the same quarter last year, due to a 37 percent decrease in dimmable aircraft window net sales partially offset by a two percent increase in fire protection net sales.

Other net sales increased by one percent to $9.5 million for the first six months of 2011 compared with the same period last year, due to a three percent increase in fire protection net sales, mostly offset by a nine percent decrease in dimmable aircraft windows net sales, each on a period-over-period basis. The increase in fire protection net sales for both the second quarter and first six months of 2011 was primarily due to the continued improvement in the commercial construction market.    The decrease in dimmable aircraft window net sales for both the second quarter and first six months of 2011 was primarily due to the continued delays affecting the production and delivery of the Boeing 787 Dreamliner series of aircraft.

Impact of Japan Earthquake/Tsunami on Net sales and Supply Chain Constraints

      The total impact on net sales of the March 11, 2011, earthquake and tsunami in Japan on the first six months of 2011 was approximately $20 million, including $17 million in the second quarter of 2011.  Based on IHS Automotive’s July 2011 forecast for automotive light vehicle production and our customers’ releases, the Company does not currently expect that there will be any continuing negative impact on the Company’s net sales due to the March 11 earthquake and tsunami in Japan.

Due in part to the fast ramp-up in automotive light vehicle production in the second half of 2010 and the continuation into the first half of 2011, the Company continued to experience increased costs associated with supply chain constraints on certain automotive-grade electronic components.  Although availability of certain automotive-grade components remained tight, the Company did experience continued sequential improvement in this area during both the first and second quarters of 2011.

Unfortunately, the March 11, 2011, earthquake and tsunami in Japan resulted in the Company experiencing additional increased costs associated with supply chain constraints on certain automotive-grade electronic components during the second quarter of 2011.  While the Company was successful in securing additional quantities of constrained parts during the second quarter to meet anticipated customer demand, the additional secured parts purchased during the second quarter did come at a higher cost due to changes in purchasing channels.

The Company currently believes that it will experience some sequential reduction in supply chain-related costs during the third quarter of 2011.  However, the current environment is constantly changing and it is not known what the ultimate affect will be on the supply chain, global light vehicle production, the automotive industry or the Company in the second half of the 2011 calendar year.

      Based on the July 2011 IHS forecast for light vehicle production levels and the Company’s anticipated product mix, the Company currently believes that it has secured an adequate supply of parts for the third quarter of 2011.

Future Estimates

      All of the forward-looking projections in this news release are based upon the following IHS Automotive assumptions regarding the situation in Japan:

•         Virtually all automakers are now back to running full production volumes, with certain Japanese automakers still lagging in some regions.

•         Total lost industry production volume was approximately 2.7 million vehicle units

•         Build back of lost production volume will begin early in the summer of 2011 and will extend into 2012, with varying levels of replacement depending on the automaker.

o    The current assumption is that 20 percent of the lost volume will be recovered in 2011 with the remainder of the lost volume that will be recovered to occur in 2012.

o    It is also assumed that 23 percent of the Japan automakers’ lost volume will not be recovered.

      Gentex Senior Vice President Enoch Jen provided certain guidance for 2011.

“Our estimate for net sales for the third quarter of 2011 is an increase of approximately 25-30 percent compared with the same quarter in 2010, based on IHS’s July 2011 forecast for light vehicle production levels,” said Jen.  Based on the Company’s expected net sales for the third quarter of 2011, Jen said that the Company currently expects that its gross profit margin for the third quarter of 2011 will show a slight sequential increase compared with the gross margin percentage reported in this second quarter of 2011.”

“Additionally, we currently estimate that shipments of our SmartBeam high beam headlamp assist product will now increase by approximately 60-70 percent in calendar year 2011 compared with shipments of approximately 630,000 SmartBeam units in calendar year 2010,” said Jen.  “We also now estimate that shipments of Rear Camera Display Mirrors in calendar year 2011 will increase by approximately 40 percent compared with shipments of approximately 1.25 million units in calendar year 2010.”  The SmartBeam and Rear Camera Display Mirror unit shipment estimates are also based on IHS Automotive’s July 2011 light vehicle production forecast for calendar year 2011 compared with calendar year 2010.  SmartBeam is the Company’s proprietary high beam headlamp assist system.

 The Company’s current forecasts for light vehicle production for each of the following periods in 2011 compared with the same periods in 2010 are based on IHS Automotive’s July 2011 forecast for light vehicle production in North America, Europe and Japan and Korea:

IHS Automotive’s Light Vehicle Production Forecast
	Third Quarter 2011*	Third Quarter 2010*	% Change	Calendar Year 2011*	Calendar Year 2010*	% Change
*light vehicle units – millions; based on July 2011 forecast
North America	3.2	3.0	+6%	13.0	11.9	+9%
Europe	4.4	4.3	+4%	20.0	18.8	+6%
Japan and Korea	3.2	3.3	-2%	11.9	13.1	-9%

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's beliefs, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the ability to control and leverage fixed manufacturing overhead costs, unit shipment and net sales growth rates, the ability to control E,R&D and S,G&A expenses, gross margins and the Company itself.  Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," “hopes”, "likely," "plans," "projects," “optimistic,” and "should," and variations of such words and similar expressions identify forward-looking statements.  These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence.  These risks include, without limitation, employment and general economic conditions, worldwide automotive production, the maintenance of the Company’s market share, the ability to achieve purchasing cost reductions, customer inventory management, supplier part shortages, competitive pricing pressures, currency fluctuations, interest rates, equity prices, the financial strength/stability of the Company's customers (including their Tier 1 suppliers), supply chain disruptions, impact of natural disasters on supply chain and vehicle production, potential sale of OEM business segments or suppliers, potential customer (including their Tier 1 suppliers) bankruptcies, the mix of products purchased by customers, the ability to continue to make product innovations, the market for Rear Camera Display Mirrors and the success of those products, the success of certain other products (e.g. SmartBeam®), and other risks identified in the Company's other filings with the Securities and Exchange Commission.  Therefore, actual results and outcomes may materially differ from what is expressed or forecasted.  Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Second Quarter Conference Call

      A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is the leading supplier of automatic-dimming rearview mirrors and camera-based driver-assist systems to the global automotive industry. The Company also provides commercial smoke alarms and signaling devices to the North American fire protection market, as well as dimmable aircraft windows for the commercial, business and general aviation markets. Based in Zeeland, Michigan, the international Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company's interior mirrors are sold with advanced electronic features, and more than 98 percent of the Company's net sales are derived from the sale of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net Sales	$243,001,541	$201,560,960	$493,947,438	$387,329,889
Cost of Goods Sold	157,376,970	127,667,134	318,006,130	244,867,694
Gross Profit	85,624,571	73,893,826	175,941,308	142,462,195

Engineering, Research & Development	20,245,757	15,222,622	39,160,518	29,561,140
Selling, General & Administrative	12,131,922	9,884,445	23,443,024	19,506,399
Income from Operations	53,246,892	48,786,759	113,337,766	93,394,656

Other Income	(4,501,176)	(1,554,306)	(7,865,564)	(4,631,661)

Income Before Provision
for Income Taxes	57,748,068	50,341,065	121,203,330	98,026,317

Provision for Income Taxes	19,275,899	16,283,735	40,398,279	31,506,857

Net Income	$38,472,169	$34,057,330	$80,805,051	$66,519,460

Earnings Per Share
Basic	$0.27	$0.24	$0.57	$0.48
Diluted	$0.27	$0.24	$0.56	$0.47
Weighted Average Shares:
Basic	142,279,210	139,124,771	142,071,203	138,697,007
Diluted	144,196,994	140,546,280	144,063,615	140,062,642

Cash Dividends Declared per Share	$0.12	$0.11	$0.24	$0.22

CONDENSED CONSOLIDATED BALANCE SHEETS

		(unaudited)
		June 30,		December 31,
		2011		2010
ASSETS
Cash and Short-Term Investments		$468,736,735		$434,797,369
Other Current Assets		256,907,915		220,471,905

Total Current Assets		725,644,650		655,269,274

Plant and Equipment - Net		232,716,169		205,107,756
Long-Term Investments and Other Assets		155,659,089		142,313,609

Total Assets		$1,114,019,908		$1,002,690,639

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities		$103,801,515		$72,088,629
Long-Term Debt		0		0
Deferred Income Taxes		46,517,399		37,071,184
Shareholders' Investment		963,700,994		893,530,826

Total Liabilities & Shareholders' Investment		$1,114,019,908		$1,002,690,639

AUTO-DIMMING MIRROR UNIT SHIPMENTS

(Thousands)
	Second Quarter Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
North American Interior	1,478	1,228	20%	3,064	2,362	30%
North American Exterior	366	294	25%	774	559	38%
Total North American Units	1,844	1,522	21%	3,837	2,921	31%

Offshore Interior	2,341	1,898	23%	4,806	3,797	27%
Offshore Exterior	909	758	20%	1,869	1,491	25%
Total Offshore Units	3,250	2,656	22%	6,675	5,288	26%

Total Interior Mirrors	3,819	3,126	22%	7,869	6,159	28%
Total Exterior Mirrors	1,276	1,052	21%	2,643	2,050	29%
Total Mirror Units	5,094	4,178	22%	10,512	8,209	28%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.  Percent change and amounts may not total due to rounding.

End of Filing